Exhibit 99.1

U.S. Bancorp Completes Acquisition of MUFG Union Bank Reports Fourth Quarter and Full Year 2022 Results
• Net income of $1.9 billion and diluted earnings per common share of $1.20, excluding notable items related to the acquisition of MUFG Union Bank for 4Q22
• Return on average assets of 1.20% and return on average common equity of 16.8%, excluding notable items related to the acquisition of MUFG Union Bank for 4Q22
• Common Equity Tier 1 capital ratio of 8.4% and strong levels of liquidity

Full Year and 4Q22 Key Financial Data	4Q22 and Full Year Highlights

PROFITABILITY METRICS	4Q22	3Q22	4Q21	Full Year 2022	Full Year 2021
Return on average assets (%)	.59	1.22	1.16	.98	1.43

Return on average common equity (%)	8.0	15.8	13.0	12.6	16.0

Return on tangible common equity (%) (a)	11.5	21.0	16.6	17.0	20.4

Net interest margin (%)	3.01	2.83	2.40	2.72	2.49

Efficiency ratio (%) (a)	63.3	57.5	62.3	61.4	60.4

Tangible efficiency ratio (%) (a)	62.0	56.8	61.6	60.5	59.7
INCOME STATEMENT (b)	4Q22	3Q22	4Q21	Full Year 2022	Full Year 2021
Net interest income (taxable-equivalent basis)	$4,325	$3,857	$3,150	$14,846	$12,600

Noninterest income	$2,043	$2,469	$2,534	$9,456	$10,227

Net income attributable to U.S. Bancorp	$925	$1,812	$1,673	$5,825	$7,963

Diluted earnings per common share	$.57	$1.16	$1.07	$3.69	$5.10

Dividends declared per common share	$.48	$.48	$.46	$1.88	$1.76
BALANCE SHEET (b)	4Q22	3Q22	4Q21	Full Year 2022	Full Year 2021
Average total loans	$359,811	$336,778	$302,755	$333,573	$296,965

Average total deposits	$481,834	$456,769	$449,838	$462,384	$434,281

Net charge-off ratio	.64%	.19%	.17%	.32%	.23%

Book value per common share (period end)	$28.71	$27.39	$32.71

Preliminary Basel III standardized CET1 (c)	8.4%	9.7%	10.0%

(a) See Non-GAAP Financial Measures reconciliation on page 20
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio

4Q22

•  Net revenue of $6,368 million including $4,325 million of net interest income and $2,043 million of noninterest income for 4Q22, as reported

•  Net income of $1,877 million and diluted earnings per common share of $1.20 for 4Q22, as adjusted for notable items related to the acquisition. On a reported basis, diluted earnings per common share were $0.57

•  Reported results included notable items related to the acquisition of MUFG Union Bank, including balance sheet optimization charges of $399 million, merger and integration-related charges of $90 million and impacts to provision for credit losses of $791 million

•  Return on average assets of 1.20% and return on average common equity of 16.8% for 4Q22, as adjusted for notable items related to the acquisition. Net income of $925 million, return on average assets of 0.59%. return on average common equity of 8.0%, and return on tangible common equity of 11.5% for 4Q22, on a reported basis

•  Average total loan growth of 18.8% year-over-year and 6.8% on a linked quarter basis

•  Average total deposit growth of 7.1% year-over-year and 5.5% on a linked quarter basis

Full Year

•  Full year positive operating leverage over 230 basis points for legacy U.S. Bancorp operations, excluding notable items and income from the acquisition of MUFG Union Bank

•  Full year net income of $5,825 million and diluted earnings per common share of $3.69 as reported, $4.45 excluding notable items from the acquisition of MUFG Union Bank

CEO Commentary

‘‘Full year results, as adjusted, were highlighted by strong pre-provision earnings growth, driven by solid net interest income, wider net interest margin, and positive operating leverage over 230 basis points. On December 1 we completed the acquisition of MUFG Union Bank, which meaningfully increased our market share in California by adding one million consumer, 700 commercial, and 190,000 business banking customers. We expect the transaction to be 8 to 9% accretive to 2023 EPS as the benefits of increased scale, cost synergies, and Union Bank’s core deposit franchise are realized. Credit quality remains strong as we prudently manage with a through-the-cycle view and we continue to maintain healthy capital and liquidity levels given the uncertain economic environment. As of December 31, our common equity tier 1 ratio was 8.4%. I want to thank our dedicated U.S. Bank employees as we continue to work towards a successful systems integration and account conversion of Union Bank customers expected in the second quarter of 2023.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

Impact of the MUFG Union Bank Acquisition which closed on December 1, 2022

MUFG UNION BANK ACQUISITION IMPACT HIGHLIGHTS
(Taxable-equivalent basis; $ in millions, except per-share data)
							Net Income Attributable to U.S. Bancorp		Impact on Diluted
Fourth Quarter 2022	USB Legacy	MUFG Union Bank	USB Combined	Notable Items	USB Reported	Fourth Quarter 2022	Before Tax Impact	After Tax Impact	Earnings Per Share
Total net revenue	$6,465	$302	$6,767	$(399)	$6,368	USB Combined	$2,408	$1,877	$1.20
Noninterest expense	3,732	221	3,953	90	4,043
Provision for credit losses	375	26	401	791	1,192	Notable items
Net income attributable to U.S. Bancorp	1,833	44	1,877	(952)	925	Balance sheet optimization	(399)	(297)	(.20)
Diluted earnings per common share	$1.17	$.03	$1.20	$(.63)	$.57	Merger and integration charges	(90)	(67)	(.04)
						Provision for credit losses	(791)	(588)	(.39)
Loans at period end	$335,133	$53,080	$388,213		$388,213	U.S. Bancorp, as reported	$1,128	$925	$.57
Deposits at period end	442,984	81,992	524,976		524,976
Nonperforming assets at period end	687	329	1,016		1,016

        Investor contact: George Andersen, 612.303.3620 | Media contact: Jeff Shelman, 612.303.9933

U.S. Bancorp Fourth Quarter 2022 Results

MUFG UNION BANK ACQUISITION IMPACT HIGHLIGHTS
($ in millions, except per-share data)
	4Q21	3Q22	4Q22
Income Statement Summary	USB Legacy	USB Legacy	USB Legacy	MUFG Union Bank	USB Combined	Notable Items	USB Reported
Net interest income (taxable-equivalent basis) (a)	$3,150	$3,857	$4,070	$255	$4,325	$ --	$4,325
Noninterest income	2,534	2,469	2,395	47	2,442	(399)	2,043
Total net revenue	5,684	6,326	6,465	302	6,767	(399)	6,368
Noninterest expense	3,533	3,595	3,732	221	3,953	90	4,043
Income before provision and income taxes	2,151	2,731	2,733	81	2,814	(489)	2,325
Provision for credit losses	(13)	362	375	26	401	791	1,192
Income before taxes	2,164	2,369	2,358	55	2,413	(1,280)	1,133
Income taxes and taxable-equivalent adjustment	486	520	520	11	531	(328)	203
Net income	1,678	1,849	1,838	44	1,882	(952)	930
Net (income) loss attributable to noncontrolling interests	(5)	(4)	(5)	--	(5)	--	(5)
Net income attributable to U.S. Bancorp	$1,673	$1,845	$1,833	$44	$1,877	$(952)	$925
Net income applicable to U.S. Bancorp common shareholders	$1,582	$1,751	$1,757	$44	$1,801	$(948)	$853
Diluted earnings per common share	$1.07	$1.18	$1.17	$.03	$1.20	$(.63)	$.57
Return on average assets	1.16%	1.24%	1.23%	.61%	1.20%		.59%
Return on average common equity	13.0%	16.2%	18.1%	4.5%	16.8%		8.0%
Net interest margin (a)	2.40%	2.83%	2.96%	3.87%	3.01%		3.01%
Efficiency ratio (b)	62.3%	56.8%	57.7%	73.2%	58.4%		63.3%
Tangible efficiency ratio (b)	61.6%	56.2%	57.1%	59.3%	57.2%		62.0%

(a) Net of intercompany funding activity between U.S. Bank National Association and MUFG Union Bank

(b) See Non-GAAP Financial Measures reconciliation on page 20

Balance Sheet and Credit Quality Summary As of December 31, 2022	USB Legacy	MUFG Union Bank	USB Reported
Loans	$335,133	$53,080	$388,213
Investment securities	151,169	10,481	161,650
Total assets (a)	593,356	81,449	674,805
Deposits	442,984	81,992	524,976
Allowance for Credit Losses as a Percentage of
Period-end loans	1.96%	1.59%	1.91%
Nonperforming loans	1020%	257%	762%
Nonperforming assets	955%	257%	729%
Nonperforming assets	$687	$329	$1,016

(a) Net of intercompany funding activity between U.S. Bank National Association and MUFG Union Bank

U.S. Bancorp Fourth Quarter 2022 Results

On December 1, 2022, the Company completed the acquisition of MUFG Union Bank. As such, the fourth quarter and full year results include one month of results from MUFG Union Bank, the impact of recognizing purchase accounting fair value marks to market and credit related marks to both the balance sheet and the accretion of these purchase accounting adjustments to the income statement in accordance with generally accepted accounting principles.

On a USB Legacy basis, key highlights include the following:

•	Net interest income, on a taxable equivalent basis, increased 29.2 percent from the fourth quarter of 2021 and 5.5 percent on a linked quarter basis
•

Fee revenue declined $139 million, or 5.5 percent, from a year ago primarily driven by lower mortgage banking revenue and service charges, offset by strong growth in payment services revenue and trust and investment management fees

•	Total net revenue increased 12.1 percent from the fourth quarter of 2021 and 2.2 percent on a linked quarter basis
•	Earnings per diluted common share increased 9.3 percent from a year ago while the provision for credit losses increased by $388 million relative to the fourth quarter of a year ago.

MUFG Union Bank contributed $81 million on a pre-provision basis representing one month of results including the impacts of purchase accounting accretion in net interest income and approximately $42 million of intangible amortization primarily related to core deposit intangibles. The acquisition contributed $.03 per diluted common share for the fourth quarter.

Fourth quarter and full year results also include certain notable items directly related to the acquisition. Noninterest income included $399 million of losses primarily related to interest rate hedging positions entered into after regulatory approval was obtained to manage the impact of interest rate volatility on capital prior to closing the transaction in December. During that time, longer term interest rates increased nearly 50 basis points before declining approximately 65 basis points. These interest rate hedges were terminated at closing. In addition, the Company took actions to sell certain loans that were not aligned with our credit risk profile, reposition the investment portfolio and sell certain equity investments. Noninterest expense included $90 million of merger and integration costs primarily reflecting deal closing costs, professional services and employee related costs. The provision for credit losses included charges of $791 million related to initially providing for acquired loans of $662 million and $129 million related to the securitization of approximately $4 billion of indirect automobile loans to optimize the balance sheet capital management.

U.S. Bancorp Fourth Quarter 2022 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	4Q 2022	3Q 2022	4Q 2021	4Q22 vs 3Q22	4Q22 vs 4Q21	Full Year 2022	Full Year 2021	Percent Change
Net interest income	$4,293	$3,827	$3,123	12.2	37.5	$14,728	$12,494	17.9
Taxable-equivalent adjustment	32	30	27	6.7	18.5	118	106	11.3
Net interest income (taxable-equivalent basis)	4,325	3,857	3,150	12.1	37.3	14,846	12,600	17.8
Noninterest income	2,043	2,469	2,534	(17.3)	(19.4)	9,456	10,227	(7.5)
Total net revenue	6,368	6,326	5,684	.7	12.0	24,302	22,827	6.5
Noninterest expense before merger and integration	3,953	3,595	3,533	10.0	11.9	14,577	13,728	6.2
Merger and integration charges	90	42	--	nm	nm	329	--	nm
Total noninterest expense	4,043	3,637	3,533	11.2	14.4	14,906	13,728	8.6
Income before provision and income taxes	2,325	2,689	2,151	(13.5)	8.1	9,396	9,099	3.3
Provision for credit losses	1,192	362	(13)	nm	nm	1,977	(1,173)	nm
Income before taxes	1,133	2,327	2,164	(51.3)	(47.6)	7,419	10,272	(27.8)
Income taxes and taxable-equivalent adjustment	203	511	486	(60.3)	(58.2)	1,581	2,287	(30.9)
Net income	930	1,816	1,678	(48.8)	(44.6)	5,838	7,985	(26.9)
Net (income) loss attributable to noncontrolling interests	(5)	(4)	(5)	(25.0)	--	(13)	(22)	40.9
Net income attributable to U.S. Bancorp	$925	$1,812	$1,673	(49.0)	(44.7)	$5,825	$7,963	(26.8)
Net income applicable to U.S. Bancorp common shareholders	$853	$1,718	$1,582	(50.3)	(46.1)	$5,501	$7,605	(27.7)
Diluted earnings per common share	$.57	$1.16	$1.07	(50.9)	(46.7)	$3.69	$5.10	(27.6)

Net income attributable to U.S. Bancorp was $925 million for the fourth quarter of 2022, which was $748 million lower than the $1,673 million for the fourth quarter of 2021 and $887 million lower than the $1,812 million for the third quarter of 2022. Diluted earnings per common share were $0.57 in the fourth quarter of 2022, compared with $1.07 in the fourth quarter of 2021 and $1.16 in the third quarter of 2022. The fourth quarter of 2022 included $(952) million, or $(0.63) per diluted common share, of notable items associated with the acquisition of MUFG Union Bank including the impact of certain transactions to support balance sheet optimization, merger and integration-related charges and the initial provision for credit losses, compared with $(0.02) per diluted common share of merger and integration-related charges in the third quarter of 2022.

The decrease in net income year-over-year was primarily due to the notable items. Pretax income excluding the notable items increased 11.5 percent compared with a year ago including $55 million of contribution from MUFG Union Bank. Net interest income increased 37.3 percent on a year-over-year taxable-equivalent basis due to the impact of rising interest rates on earning assets and strong growth in loan balances including the impacts of the MUFG Union Bank acquisition, partially offset by deposit mix and pricing as well as funding mix. The net interest margin increased to 3.01 percent in the current quarter from 2.40 percent in the fourth quarter of 2021 primarily due to the impact of higher rates on earning assets, partially offset by deposit pricing and short-term borrowing costs. Excluding the impact of notable items, noninterest income decreased 3.6 percent compared with a year ago driven by lower mortgage banking revenue due to a decline in refinancing activities, partially offset by higher payment services revenue and trust and investment management fees. The increase also reflects $47 million of fee income related to MUFG Union Bank. Excluding merger and integration-related charges, noninterest expense increased 11.9 percent driven by MUFG Union Bank operating expenses of $221 million, including core deposit intangible amortization expense and higher legacy compensation expense. Provision for credit losses reflected the initial provision for credit losses related to the acquisition of MUFG Union Bank and a reserve build in the fourth quarter of 2022 as compared with a reserve release in the fourth quarter of 2021, primarily driven by increasing economic uncertainty.

U.S. Bancorp Fourth Quarter 2022 Results

Net income decreased on a linked quarter basis primarily due to the notable items. Pretax income excluding the notable items increased 1.9 percent on a linked quarter basis including $55 million of contribution from MUFG Union Bank. Net interest income increased 12.1 percent on a taxable-equivalent basis due to yield curve favorability, growth in loan balances including the impacts of the MUFG Union Bank acquisition and earning asset mix, partially offset by deposit mix and pricing as well as funding mix. The net interest margin increased to 3.01 percent in the current quarter from 2.83 percent in the third quarter of 2022 primarily due to the impact of higher rates on earning assets and loan growth, partially offset by deposit pricing and short-term borrowing costs. Excluding the impact of notable items, noninterest income decreased 1.1 percent compared with the third quarter of 2022 driven by seasonally lower payment services revenue, impacted by foreign currency exchange rates in Europe, and lower commercial products revenue, partially offset by higher mortgage banking revenue. Excluding merger and integration-related charges, noninterest expense increased 10.0 percent on a linked quarter basis driven by MUFG Union Bank operating expenses, core deposit intangible amortization expense and higher legacy Company compensation expense. Provision for credit losses increased driven by the initial provision for credit losses related to the acquisition of MUFG Union Bank along with increasing economic uncertainty.

U.S. Bancorp Fourth Quarter 2022 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	4Q 2022	3Q 2022	4Q 2021	4Q22 vs 3Q22	4Q22 vs 4Q21	Full Year 2022	Full Year 2021	Change
Components of net interest income
Income on earning assets	$6,008	$4,759	$3,382	$1,249	$2,626	$18,066	$13,593	$4,473
Expense on interest-bearing liabilities	1,683	902	232	781	1,451	3,220	993	2,227
Net interest income	$4,325	$3,857	$3,150	$468	$1,175	$14,846	$12,600	$2,246

Average yields and rates paid
Earning assets yield	4.17%	3.50%	2.58%	.67%	1.59%	3.31%	2.69%	.62%
Rate paid on interest-bearing liabilities	1.55	.89	.25	.66	1.30	.80	.28	.52
Gross interest margin	2.62%	2.61%	2.33%	.01%	.29%	2.51%	2.41%	.10%
Net interest margin	3.01%	2.83%	2.40%	.18%	.61%	2.72%	2.49%	.23%

Average balances
Investment securities (a)	$166,993	$164,851	$160,784	$2,142	$6,209	$169,442	$154,702	$14,740
Loans	359,811	336,778	302,755	23,033	57,056	333,573	296,965	36,608
Interest-bearing deposits with banks	35,565	29,130	45,751	6,435	(10,186)	31,425	39,914	(8,489)
Earning assets	572,678	541,666	522,535	31,012	50,143	545,343	506,141	39,202
Interest-bearing liabilities	430,600	403,573	363,880	27,027	66,720	400,844	358,533	42,311

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the fourth quarter of 2022 was $4,325 million, an increase of $1,175 million (37.3 percent) over the fourth quarter of 2021. The increase was primarily due to the impact of rising interest rates on earning assets, growth in the Company’s legacy loan portfolio and the MUFG Union Bank acquisition, partially offset by deposit pricing and short-term borrowing costs. Average earning assets were $50.1 billion (9.6 percent) higher than the fourth quarter of 2021, reflecting increases of $57.1 billion (18.8 percent) in average total loans and $6.2 billion (3.9 percent) in average investment securities, while average interest-bearing deposits with banks decreased $10.2 billion (22.3 percent) driven by the growth in loan and investment securities balances. The increase in average investment securities year-over-year was due to the acquisition of MUFG Union Bank as well as purchases of mortgage-backed, U.S. Treasury and state and political securities, net of prepayments, sales and maturities in the Company’s legacy portfolio.

Net interest income on a taxable-equivalent basis increased $468 million (12.1 percent) on a linked quarter basis primarily due to yield curve favorability, growth in loan balances including the impacts of the MUFG Union Bank acquisition and earning asset mix, partially offset by deposit mix and pricing as well as short-term borrowing costs. Average earning assets were $31.0 billion (5.7 percent) higher on a linked quarter basis, reflecting increases of $23.0 billion (6.8 percent) in average loans, $2.1 billion (1.3 percent) in average investment securities and $6.4 billion (22.1 percent) in average interest-bearing deposits with banks. The increase in average investment securities on a linked quarter basis was primarily due to the acquisition of MUFG Union Bank.

The net interest margin in the fourth quarter of 2022 was 3.01 percent, compared with 2.40 percent in the fourth quarter of 2021 and 2.83 percent in the third quarter of 2022. The increase in the net interest margin from the prior year was primarily due to the impact of higher rates on earning assets, partially offset by deposit pricing and short-term borrowing costs. The increase in the net interest margin on a linked quarter basis reflected the impact of rising interest rates on earning assets and loan growth, partially offset by deposit pricing and short-term borrowing costs.

U.S. Bancorp Fourth Quarter 2022 Results

AVERAGE LOANS
($ in millions)				Percent Change
	4Q 2022	3Q 2022	4Q 2021	4Q22 vs 3Q22	4Q22 vs 4Q21	Full Year 2022	Full Year 2021	Percent Change

Commercial	$128,269	$123,745	$99,433	3.7	29.0	$118,967	$97,649	21.8
Lease financing	4,649	4,774	5,075	(2.6)	(8.4)	4,830	5,206	(7.2)
Total commercial	132,918	128,519	104,508	3.4	27.2	123,797	102,855	20.4

Commercial mortgages	34,997	30,002	28,216	16.6	24.0	30,890	27,997	10.3
Construction and development	10,725	10,008	10,635	7.2	.8	10,208	10,784	(5.3)
Total commercial real estate	45,722	40,010	38,851	14.3	17.7	41,098	38,781	6.0

Residential mortgages	97,092	84,018	75,858	15.6	28.0	84,749	74,629	13.6

Credit card	25,173	24,105	22,399	4.4	12.4	23,478	21,645	8.5

Retail leasing	5,774	6,259	7,354	(7.7)	(21.5)	6,459	7,710	(16.2)
Home equity and second mortgages	11,927	11,142	10,568	7.0	12.9	11,051	11,228	(1.6)
Other	41,205	42,725	43,217	(3.6)	(4.7)	42,941	40,117	7.0
Total other retail	58,906	60,126	61,139	(2.0)	(3.7)	60,451	59,055	2.4

Total loans	$359,811	$336,778	$302,755	6.8	18.8	$333,573	$296,965	12.3

Average total loans for the fourth quarter of 2022 were $57.1 billion (18.8 percent) higher than the fourth quarter of 2021. The increase was driven by growth in the Company’s legacy loan portfolio as well as the $18.3 billion impact on average loan balances from the MUFG Union Bank acquisition which are primarily reflected in commercial loans, commercial mortgages and residential mortgages. Increases in commercial loans (29.0 percent), commercial mortgages (24.0 percent), residential mortgages (28.0 percent) and credit card loans (12.4 percent) were partially offset by lower retail leasing balances (21.5 percent) and other retail loans (4.7 percent). The increase in legacy portfolio commercial loans was due to higher utilization driven by working capital needs of corporate customers, slower pay-offs given higher volatility in the capital markets and core growth. The increase in legacy residential mortgages was driven by on-balance sheet loan activities and slower refinance activity. The increase in credit card loans was primarily driven by higher spend volumes, account growth and lower payment rates.

Average total loans were $23.0 billion (6.8 percent) higher than the third quarter of 2022 primarily due to the $18.3 billion impact of the MUFG Union Bank acquisition as well as legacy portfolio growth. Increases in commercial loans (3.7 percent), total commercial real estate (14.3 percent) and residential mortgages (15.6 percent) were primarily driven by the MUFG Union Bank acquisition, while the increase in credit card loans (4.4 percent) was primarily driven by lower payment rates.

U.S. Bancorp Fourth Quarter 2022 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	4Q	3Q	4Q	4Q22 vs	4Q22 vs	Full Year	Full Year	Percent
	2022	2022	2021	3Q22	4Q21	2022	2021	Change

Noninterest-bearing deposits	$118,912	$114,044	$135,936	4.3	(12.5)	$120,394	$127,204	(5.4)
Interest-bearing savings deposits
Interest checking	124,522	113,364	108,889	9.8	14.4	117,471	103,198	13.8
Money market savings	135,949	125,389	117,462	8.4	15.7	126,221	117,093	7.8
Savings accounts	67,991	67,782	64,763	.3	5.0	67,722	62,294	8.7
Total savings deposits	328,462	306,535	291,114	7.2	12.8	311,414	282,585	10.2
Time deposits	34,460	36,190	22,788	(4.8)	51.2	30,576	24,492	24.8
Total interest-bearing deposits	362,922	342,725	313,902	5.9	15.6	341,990	307,077	11.4

Total deposits	$481,834	$456,769	$449,838	5.5	7.1	$462,384	$434,281	6.5

Average total deposits for the fourth quarter of 2022 were $32.0 billion (7.1 percent) higher than the fourth quarter of 2021 driven in part by the $28.6 billion impact of the MUFG Union Bank acquisition. Average noninterest-bearing deposits decreased $17.0 billion (12.5 percent) across all business lines, net of the impact of the acquisition. Average total savings deposits were $37.3 billion (12.8 percent) higher year-over-year driven by Corporate and Commercial Banking and the impact of the acquisition. Average time deposits were $11.7 billion (51.2 percent) higher than the prior year quarter mainly within Corporate and Commercial Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits grew $25.1 billion (5.5 percent) from the third quarter of 2022 reflecting the $28.6 billion impact of the MUFG Union Bank acquisition. On a linked quarter basis, average noninterest-bearing deposits increased $4.9 billion (4.3 percent) primarily driven by Consumer and Business Banking as a result of the acquisition. Average total savings deposits increased $21.9 billion (7.2 percent) primarily within Corporate and Commercial Banking, Wealth Management and Investment Services and Consumer and Business Banking driven by the acquisition. Average time deposits were $1.7 billion (4.8 percent) lower on a linked quarter basis mainly within Corporate and Commercial Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

U.S. Bancorp Fourth Quarter 2022 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	4Q 2022	3Q 2022	4Q 2021	4Q22 vs 3Q22	4Q22 vs 4Q21	Full Year 2022	Full Year 2021	Percent Change

Card revenue	$384	$391	$382	(1.8)	.5	$1,512	$1,507	.3
Corporate payment products revenue	178	190	155	(6.3)	14.8	698	575	21.4
Merchant processing services	385	406	365	(5.2)	5.5	1,579	1,449	9.0
Trust and investment management fees	571	572	483	(.2)	18.2	2,209	1,832	20.6
Service charges	314	317	345	(.9)	(9.0)	1,298	1,338	(3.0)
Commercial products revenue	264	285	265	(7.4)	(.4)	1,105	1,102	.3
Mortgage banking revenue	104	81	298	28.4	(65.1)	527	1,361	(61.3)
Investment products fees	58	56	62	3.6	(6.5)	235	239	(1.7)
Securities gains (losses), net	--	1	15	nm	nm	38	103	(63.1)
Other	184	170	164	8.2	12.2	654	721	(9.3)
Total before balance sheet optimization	2,442	2,469	2,534	(1.1)	(3.6)	9,855	10,227	(3.6)
Balance sheet optimization	(399)	--	--	nm	nm	(399)	--	nm

Total noninterest income	$2,043	$2,469	$2,534	(17.3)	(19.4)	$9,456	$10,227	(7.5)

Fourth quarter noninterest income of $2,043 million was $491 million (19.4 percent) lower than the fourth quarter of 2021, reflecting $(399) million of balance sheet optimization impact related to the MUFG Union Bank acquisition. Excluding the balance sheet optimization impact, fourth quarter noninterest income was $92 million (3.6 percent) lower than the fourth quarter of 2021 driven by lower mortgage banking revenue due to a decline in refinancing activities as well as lower service charges, partially offset by stronger payment services revenue and trust and investment management fees. Mortgage banking revenue decreased $194 million (65.1 percent) reflecting lower application volume, given declining refinance activities experienced in the mortgage industry, lower related gain on sale margins and fewer sales of performing loans, partially offset by a favorable change in the valuation of mortgage servicing rights, net of hedging activities. Service charges decreased $31 million (9.0 percent) primarily due to the impact of the elimination of certain consumer overdraft fees in 2022. These decreases in noninterest income were partially offset by an increase of $45 million (5.0 percent) in payment services revenue compared with the fourth quarter of 2021. Corporate payment products revenue increased $23 million (14.8 percent) driven by improving business spending across all product groups and merchant processing services revenue increased $20 million (5.5 percent) driven by higher sales volume and higher merchant fees. Given continued uncertainties in Europe, the U.S. dollar has strengthened considerably compared to European currencies. Adjusted for the impact of foreign currency rate changes, year-over-year merchant processing services revenue increased approximately 11.2 percent. Trust and investment management fees increased $88 million (18.2 percent) driven by lower money market fund fee waivers and activity related to the fourth quarter of 2021 acquisition of PFM Asset Management LLC, partially offset by unfavorable market conditions.

Noninterest income was $426 million (17.3 percent) lower in the fourth quarter of 2022 compared with the third quarter of 2022, reflecting $(399) million of balance sheet optimization related to the MUFG Union Bank acquisition. Excluding the balance sheet optimization impact, fourth quarter noninterest income was $27 million (1.1 percent) lower than the third quarter of 2022 reflecting seasonally lower payment services revenue and lower commercial products revenue, partially offset by higher mortgage banking revenue and other noninterest income. Payment services revenue decreased $40 million (4.1 percent). Card revenue decreased $7 million (1.8 percent) due to lower net interchange rate. Corporate payment products revenue decreased $12 million (6.3 percent) primarily due to seasonally lower sales volume. Merchant processing services revenue decreased $21 million (5.2 percent) primarily due to lower sales volume and lower merchant fees. Commercial products revenue decreased $21 million (7.4 percent) driven by lower capital markets and foreign currency customer activity as well as lower trading revenue, partially offset by higher non-yield loan fees as a result of higher commitment fees, higher commercial leasing fees and activity related to the acquisition of MUFG Union Bank. Partially offsetting these decreases, mortgage banking revenue increased $23 million (28.4 percent) reflecting an increase in the fair value of mortgage servicing rights, net of hedging activities, and other noninterest income increased $14 million (8.2 percent) due to higher tax-advantaged investment syndication revenue, partially offset by higher gains on the sale of certain assets in the third quarter of 2022.

U.S. Bancorp Fourth Quarter 2022 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	4Q 2022	3Q 2022	4Q 2021	4Q22 vs 3Q22	4Q22 vs 4Q21	Full Year 2022	Full Year 2021	Percent Change

Compensation and employee benefits	$2,402	$2,260	$2,223	6.3	8.1	$9,157	$8,728	4.9
Net occupancy and equipment	290	272	268	6.6	8.2	1,096	1,048	4.6
Professional services	173	131	160	32.1	8.1	529	492	7.5
Marketing and business development	144	126	129	14.3	11.6	456	366	24.6
Technology and communications	459	427	443	7.5	3.6	1,726	1,728	(.1)
Other intangibles	85	43	40	97.7	nm	215	159	35.2
Other	400	336	270	19.0	48.1	1,398	1,207	15.8
Total before merger and integration	3,953	3,595	3,533	10.0	11.9	14,577	13,728	6.2
Merger and integration charges	90	42	--	nm	nm	329	--	nm

Total noninterest expense	$4,043	$3,637	$3,533	11.2	14.4	$14,906	$13,728	8.6

Fourth quarter noninterest expense of $4,043 million was $510 million (14.4 percent) higher than the fourth quarter of 2021. Included in the fourth quarter of 2022 were merger and integration-related charges associated with the acquisition of MUFG Union Bank of $90 million. Excluding the fourth quarter merger and integration-related charges, fourth quarter noninterest expense increased $420 million (11.9 percent) compared with the fourth quarter of 2021, driven by the impact of MUFG Union Bank operating expenses, core deposit intangible amortization expense, higher legacy Company compensation expense and higher other noninterest expense. Compensation expense increased $179 million (8.1 percent) compared with the fourth quarter of 2021 primarily due to MUFG Union Bank expense as well as merit and hiring to support business growth and lower capitalized loan costs driven by lower mortgage production, partially offset by lower performance-based incentives. Intangible amortization increased $45 million driven by the core deposit intangible created as a result of the MUFG Union Bank acquisition. Other noninterest expense increased $130 million (48.1 percent) due to lower prior year accruals related to future delivery exposures for merchant and airline processing and other liabilities, higher FDIC insurance expense driven by an increase in the assessment base and rate and MUFG Union Bank expense, partially offset by lower costs related to tax-advantaged projects and expenses related to the decline in mortgage production.

Noninterest expense increased $406 million (11.2 percent) on a linked quarter basis. Excluding merger and integration-related charges of $90 million in the fourth quarter of 2022 and $42 million in the third quarter of 2022, fourth quarter noninterest expense increased $358 million (10.0 percent) driven by the impact of MUFG Union Bank operating expenses, core deposit intangible amortization, higher legacy Company compensation expense and other noninterest expense. Compensation expense increased $142 million (6.3 percent) primarily due to MUFG Union Bank expense, higher performance-based incentives and lower capitalized loan costs driven by lower mortgage production, partially offset by lower variable compensation. Intangible amortization increased $42 million (97.7 percent) driven by the core deposit intangible created as a result of the MUFG Union Bank acquisition. Other noninterest expense increased $64 million (19.0 percent) due to MUFG Union Bank expense, higher costs related to tax-advantaged projects, higher FDIC insurance expense driven by an increase in the assessment base and rate, and other accrued liabilities.

Provision for Income Taxes

The provision for income taxes for the fourth quarter of 2022 resulted in a tax rate of 17.9 percent on a taxable-equivalent basis (effective tax rate of 15.5 percent), compared with 22.5 percent on a taxable-equivalent basis (effective tax rate of 21.5 percent) in the fourth quarter of 2021, and a tax rate of 22.0 percent on a taxable-equivalent basis (effective tax rate of 20.9 percent) in the third quarter of 2022. The tax rate on a taxable-equivalent basis, was 22.0 percent excluding the impact of notable items related to the acquisition.

U.S. Bancorp Fourth Quarter 2022 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	4Q 2022	% (a)	3Q 2022	% (a)	2Q 2022	% (a)	1Q 2022	% (a)	4Q 2021	% (a)
Balance, beginning of period	$6,455		$6,255		$6,105		$6,155		$6,300
Allowance for acquired credit losses (b)	336		--		--		--		--
Net charge-offs USB Combined	210	.23	162	.19	161	.20	162	.21	132	.17
Acquisition impact (c)	368		--		--		--		--

Total net charge-offs	578	.64	162	.19	161	.20	162	.21	132	.17
Provision for credit losses
USB Combined	401		362		311		112		(13)
Balance sheet optimization impact	129		--		--		--		--
Acquisition impact of initial provision	662		--		--		--		--

Total provision for credit losses	1,192		362		311		112		(13)
Other changes	(1)		--		--		--		--

Balance, end of period	$7,404		$6,455		$6,255		$6,105		$6,155

Components
Allowance for loan losses	$6,936		$6,017		$5,832		$5,664		$5,724
Liability for unfunded credit commitments	468		438		423		441		431

Total allowance for credit losses	$7,404		$6,455		$6,255		$6,105		$6,155

Allowance for credit losses as a percentage of
Period-end loans	1.91%		1.88%		1.88%		1.91%		1.97%
Nonperforming loans	762%		1,025%		863%		798%		738%
Nonperforming assets	729%		953%		812%		753%		701%

(a)  Annualized and calculated on average loan balances

(b)  Allowance for credit deteriorated and charged-off loans acquired from MUFG Union Bank

(c)   Includes net charge-offs of $179 million, reflecting uncollectible acquired loans previously charged-off and acquisition alignment, and $189 million loss on balance sheet optimization

SUMMARY OF NET CHARGE-OFFS
($ in millions)	4Q 2022	% (a)	3Q 2022	% (a)	2Q 2022	% (a)	1Q 2022	% (a)	4Q 2021	% (a)
Net charge-offs
Commercial	$133	.41	$24	.08	$28	.10	$26	.10	$6	.02
Lease financing	5	.43	3	.25	2	.16	6	.49	--	--

Total commercial	138	.41	27	.08	30	.10	32	.12	6	.02
Commercial mortgages	25	.28	(6)	(.08)	(2)	(.03)	--	--	(3)	(.04)
Construction and development	17	.63	--	--	8	.33	(5)	(.20)	(1)	(.04)

Total commercial real estate	42	.36	(6)	(.06)	6	.06	(5)	(.05)	(4)	(.04)
Residential mortgages	(3)	(.01)	(5)	(.02)	(9)	(.04)	(6)	(.03)	(7)	(.04)

Credit card	175	2.76	119	1.96	118	2.08	112	2.08	109	1.93

Retail leasing	1	.07	1	.06	--	--	1	.06	1	.05
Home equity and second mortgages	--	--	(2)	(.07)	(3)	(.11)	(2)	(.08)	(2)	(.08)
Other	225	2.17	28	.26	19	.17	30	.27	29	.27

Total other retail	226	1.52	27	.18	16	.11	29	.19	28	.18

Total net charge-offs	$578	.64	$162	.19	$161	.20	$162	.21	$132	.17

Gross charge-offs	$669		$275		$276		$280		$254
Gross recoveries	$91		$113		$115		$118		$122

(a) Annualized and calculated on average loan balances

U.S. Bancorp Fourth Quarter 2022 Results

The Company’s provision for credit losses for the fourth quarter of 2022 was $1,192 million, compared with a provision of $362 million in the third quarter of 2022 and a credit benefit of $13 million in the fourth quarter of 2021. The increase in provision was primarily due to the initial provision for credit losses recorded in the fourth quarter of 2022 of $662 million related to the MUFG Union Bank acquisition and the provision impact of balance sheet optimization actions taken in the fourth quarter of $129 million as well as changing economic conditions. During 2021, factors affecting economic conditions, including government stimulus and declining impacts from the pandemic in the U.S., contributed to economic improvement and related reserve releases. In 2022, economic uncertainty and recession risk have been increasing due to ongoing supply chain challenges, inflationary concerns, market volatility, rising oil prices from the Russia-Ukraine conflict and pressure on corporate earnings related to these factors. Expected loss estimates consider various factors including customer specific information impacting changes in risk ratings, projected delinquencies, and the impact of economic deterioration on borrowers’ liquidity and ability to repay. Generally, these credit quality factors continue to perform better than pre-pandemic levels despite the changing economic outlook. Consumer portfolios remain resilient despite rising delinquencies and lower collateral values. We anticipate some stress in commercial portfolios as the impact of rising interest rates filters through financials.

Total net charge-offs in the fourth quarter of 2022 were $578 million, compared with $162 million in the third quarter of 2022 and $132 million in the fourth quarter of 2021. Net charge-offs for the fourth quarter included $179 million of uncollectible acquired loans previously charged-off and acquisition alignment, and $189 million of losses on balance sheet optimization. The net charge-off ratio was 0.64 percent in the fourth quarter of 2022 (0.23 percent excluding the impact of the MUFG Union Bank acquisition-related items noted above), compared with 0.19 percent in the third quarter of 2022 and 0.17 percent in the fourth quarter of 2021. Net charge-offs, excluding the impact of the MUFG Union Bank acquisition-related items noted above, increased $48 million (29.6 percent) compared with the third quarter of 2022 and $78 million (59.1 percent) compared with the fourth quarter of 2021, reflecting higher charge-offs in most loan categories consistent with normalizing credit conditions.

The allowance for credit losses was $7,404 million at December 31, 2022, compared with $6,455 million at September 30, 2022, and $6,155 million at December 31, 2021. The allowance for credit losses at December 31, 2022, included the impact of MUFG Union Bank’s initial provision for credit losses of $662 million and $336 million of initial allowance recorded through purchase accounting. The increase on a linked quarter basis was driven by the MUFG Union Bank acquisition, and increasing economic uncertainty. The ratio of the allowance for credit losses to period-end loans was 1.91 percent at December 31, 2022, compared with 1.88 percent at September 30, 2022, and 1.97 percent at December 31, 2021. The ratio of the allowance for credit losses to nonperforming loans was 762 percent at December 31, 2022, compared with 1,025 percent at September 30, 2022, and 738 percent at December 31, 2021.

Nonperforming assets were $1,016 million at December 31, 2022, and included $329 million acquired from MUFG Union Bank. Nonperforming assets were $677 million at September 30, 2022, and $878 million at December 31, 2021. The ratio of nonperforming assets to loans and other real estate was 0.26 percent at December 31, 2022, compared with 0.20 percent at September 30, 2022, and 0.28 percent at December 31, 2021. The year-over-year and linked quarter increases in nonperforming assets reflected nonperforming assets acquired from MUFG Union Bank. The year-over-year increase was partially offset by decreases across all loan categories within the legacy portfolios, with the largest drivers in total commercial and total commercial real estate nonperforming loans. Accruing loans 90 days or more past due were $491 million at December 31, 2022, and included $22 million of accruing loans 90 days or more past due acquired from MUFG Union Bank, compared with $393 million at September 30, 2022, and $472 million at December 31, 2021.

U.S. Bancorp Fourth Quarter 2022 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Dec 31 2022	Sep 30 2022	Jun 30 2022	Mar 31 2022	Dec 31 2021

Delinquent loan ratios - 90 days or more past due
Commercial	.07	.03	.07	.06	.04
Commercial real estate	.01	.05	.01	--	.03
Residential mortgages	.08	.10	.12	.18	.24
Credit card	.88	.74	.69	.74	.73
Other retail	.12	.11	.10	.11	.11
Total loans	.13	.11	.13	.14	.15

Delinquent loan ratios - 90 days or more past due and nonperforming loans
Commercial	.19	.12	.19	.21	.20
Commercial real estate	.62	.46	.53	.55	.76
Residential mortgages	.36	.35	.40	.45	.53
Credit card	.88	.74	.69	.74	.73
Other retail	.37	.32	.35	.37	.35
Total loans	.38	.30	.35	.38	.42

ASSET QUALITY (a)
($ in millions)

	Dec 31 2022	Sep 30 2022	Jun 30 2022	Mar 31 2022	Dec 31 2021
Nonperforming loans
Commercial	$139	$92	$116	$139	$139
Lease financing	30	30	32	35	35
Total commercial	169	122	148	174	174
Commercial mortgages	251	110	147	178	213
Construction and development	87	57	59	38	71
Total commercial real estate	338	167	206	216	284
Residential mortgages	325	211	223	214	226
Credit card	1	--	--	--	--
Other retail	139	130	148	161	150
Total nonperforming loans	972	630	725	765	834
Other real estate	23	24	23	23	22
Other nonperforming assets	21	23	22	23	22
Total nonperforming assets	$1,016	$677	$770	$811	$878

Accruing loans 90 days or more past due	$491	$393	$423	$450	$472

Nonperforming assets to loans plus ORE (%)	.26	.20	.23	.25	.28

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Fourth Quarter 2022 Results

COMMON SHARES
(Millions)	4Q 2022	3Q 2022	2Q 2022	1Q 2022	4Q 2021
Beginning shares outstanding	1,486	1,486	1,486	1,484	1,483
Shares issued for stock incentive plans, acquisitions and other corporate purposes	45	--	--	3	1
Shares repurchased	--	--	--	(1)	--

Ending shares outstanding	1,531	1,486	1,486	1,486	1,484

CAPITAL POSITION				Preliminary Data
($ in millions)	Dec 31 2022	Sep 30 2022	Jun 30 2022	Mar 31 2022	Dec 31 2021

Total U.S. Bancorp shareholders’ equity	$50,766	$47,513	$48,605	$51,200	$54,918

Basel III Standardized Approach (a)
Common equity tier 1 capital	$41,560	$44,094	$42,944	$41,950	$41,701
Tier 1 capital	48,813	51,346	50,195	49,198	48,516
Total risk-based capital	59,015	60,738	58,307	57,403	56,250

Common equity tier 1 capital ratio	8.4%	9.7%	9.7%	9.8%	10.0%
Tier 1 capital ratio	9.8	11.2	11.4	11.5	11.6
Total risk-based capital ratio	11.9	13.3	13.2	13.4	13.4
Leverage ratio	7.9	8.7	8.6	8.6	8.6

Tangible common equity to tangible assets (b)	4.5	5.2	5.5	6.0	6.8
Tangible common equity to risk-weighted assets (b)	6.0	6.7	7.2	8.0	9.2

Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	8.1	9.4	9.4	9.5	9.6

(a) Amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 20

Total U.S. Bancorp shareholders’ equity was $50.8 billion at December 31, 2022, compared with $47.5 billion at September 30, 2022, and $54.9 billion at December 31, 2021. The Company suspended all common stock repurchases at the beginning of the third quarter of 2021, except for those done exclusively in connection with its stock-based compensation programs, due to its pending acquisition of MUFG Union Bank’s core regional banking franchise. The Company does not expect to commence repurchasing its common stock until its CET1 ratio approximates 9.0 percent.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 8.4 percent at December 31, 2022, compared with 9.7 percent at September 30, 2022, and 10.0 percent at December 31, 2021. The common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 8.1 percent at December 31, 2022, compared with 9.4 percent at September 30, 2022, and 9.6 percent at December 31, 2021.

U.S. Bancorp Fourth Quarter 2022 Results

Investor Conference Call

On Wednesday, January 25, 2023 at 8 a.m. CT, Chairman, President and Chief Executive Officer Andy Cecere and Vice Chair and Chief Financial Officer Terry Dolan will host a conference call to review the financial results. The live conference call will be available online or by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 877-692-8955. Participants calling from outside the United States and Canada, please dial 234-720-6979. The PIN code for all participants is 6030554. For those unable to participate during the live call, a replay will be available at approximately 11 a.m. CT on Wednesday, January 25, 2023. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.”

About U.S. Bancorp

U.S. Bancorp, with approximately 77,000 employees and $675 billion in assets as of December 31, 2022, is the parent company of U.S. Bank National Association. The Minneapolis-based company serves millions of customers locally, nationally and globally through a diversified mix of businesses: Consumer and Business Banking; Payment Services; Corporate & Commercial Banking; and Wealth Management and Investment Services. MUFG Union Bank, consisting primarily of retail banking branches on the West Coast, joined U.S. Bancorp in 2022. The company has been recognized for its approach to digital innovation, social responsibility, and customer service, including being named one of the 2022 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, future economic conditions and the anticipated future revenue, expenses, financial condition, asset quality, capital and liquidity levels, plans, prospects and operations of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”

Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements, including the following risks and uncertainties:

•

Deterioration in general business and economic conditions or turbulence in domestic or global financial markets, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility;

•

Changes to statutes, regulations, or regulatory policies or practices, including capital and liquidity requirements, and the enforcement and interpretation of such laws and regulations, and U.S. Bancorp’s ability to address or satisfy those requirements and other requirements or conditions imposed by regulatory entities;

•	Changes in interest rates;
•	Increases in unemployment rates;
•	Deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans;
•	Risks related to originating and selling mortgages, including repurchase and indemnity demands, and related to U.S. Bancorp’s role as a loan servicer;
•	Impacts of current, pending or future litigation and governmental proceedings;
•	Increased competition from both banks and non-banks;
•	Effects of climate change and related physical and transition risks;
•	Changes in customer behavior and preferences and the ability to implement technological changes to respond to customer needs and meet competitive demands;
•	Breaches in data security;
•	Failures or disruptions in or breaches of U.S. Bancorp’s operational or security systems or infrastructure, or those of third parties;

U.S. Bancorp Fourth Quarter 2022 Results

•	Failures to safeguard personal information;
•	Impacts of pandemics, including the COVID-19 pandemic, natural disasters, terrorist activities, civil unrest, international hostilities and geopolitical events;
•	Impacts of supply chain disruptions, rising inflation, slower growth or a recession;
•	Failure to execute on strategic or operational plans;
•	Effects of mergers and acquisitions and related integration;
•	Effects of critical accounting policies and judgments;
•	Effects of changes in or interpretations of tax laws and regulations;
•	Management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk; and
•

The risks and uncertainties more fully discussed in the section entitled “Risk Factors” of U.S. Bancorp’s Form 10-K for the year ended December 31, 2021, and subsequent filings with the Securities and Exchange Commission.

In addition, U.S. Bancorp’s acquisition of MUFG Union Bank presents risks and uncertainties, including, among others: the risk that the cost savings, any revenue synergies and other anticipated benefits of the acquisition may not be realized or may take longer than anticipated to be realized; and the possibility that the combination of MUFG Union Bank with U.S. Bancorp, including the integration of MUFG Union Bank, may be more costly or difficult to complete than anticipated or have unanticipated adverse results.

In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Fourth Quarter 2022 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•	Return on tangible common equity.

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the impact of the 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio, tangible efficiency ratio and net interest margin, utilize net interest income on a taxable-equivalent basis.

The adjusted return on average assets, adjusted return on average common equity, adjusted return on tangible common equity and adjusted diluted earnings per common share exclude notable items related to the acquisition of MUFG Union Bank. Management uses these measures in their analysis of the Company’s performance and believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended		Year Ended
(Dollars and Shares in Millions, Except Per Share Data)	December 31,		December 31,
(Unaudited)	2022	2021	2022	2021
Interest Income
Loans	$4,532	$2,635	$13,603	$10,747
Loans held for sale	38	56	201	232
Investment securities	988	624	3,378	2,365
Other interest income	416	40	763	143
Total interest income	5,974	3,355	17,945	13,487
Interest Expense
Deposits	1,081	75	1,872	320
Short-term borrowings	318	18	565	70
Long-term debt	282	139	780	603
Total interest expense	1,681	232	3,217	993
Net interest income	4,293	3,123	14,728	12,494
Provision for credit losses	1,192	(13)	1,977	(1,173)
Net interest income after provision for credit losses	3,101	3,136	12,751	13,667
Noninterest Income
Card revenue	384	382	1,512	1,507
Corporate payment products revenue	178	155	698	575
Merchant processing services	385	365	1,579	1,449
Trust and investment management fees	571	483	2,209	1,832
Service charges	314	345	1,298	1,338
Commercial products revenue	264	265	1,105	1,102
Mortgage banking revenue	104	298	527	1,361
Investment products fees	58	62	235	239
Securities gains (losses), net	(18)	15	20	103
Other	(197)	164	273	721
Total noninterest income	2,043	2,534	9,456	10,227
Noninterest Expense
Compensation and employee benefits	2,402	2,223	9,157	8,728
Net occupancy and equipment	290	268	1,096	1,048
Professional services	173	160	529	492
Marketing and business development	144	129	456	366
Technology and communications	459	443	1,726	1,728
Other intangibles	85	40	215	159
Merger and integration charges	90	--	329	--
Other	400	270	1,398	1,207
Total noninterest expense	4,043	3,533	14,906	13,728
Income before income taxes	1,101	2,137	7,301	10,166
Applicable income taxes	171	459	1,463	2,181
Net income	930	1,678	5,838	7,985
Net (income) loss attributable to noncontrolling interests	(5)	(5)	(13)	(22)
Net income attributable to U.S. Bancorp	$925	$1,673	$5,825	$7,963
Net income applicable to U.S. Bancorp common shareholders	$853	$1,582	$5,501	$7,605
Earnings per common share	$.57	$1.07	$3.69	$5.11
Diluted earnings per common share	$.57	$1.07	$3.69	$5.10
Dividends declared per common share	$.48	$.46	$1.88	$1.76
Average common shares outstanding	1,501	1,483	1,489	1,489
Average diluted common shares outstanding	1,501	1,484	1,490	1,490

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	December 31, 2022	December 31, 2021
Assets
Cash and due from banks	$53,542	$28,905
Investment securities
Held-to-maturity	88,740	41,858
Available-for-sale	72,910	132,963
Loans held for sale	2,200	7,775
Loans
Commercial	135,690	112,023
Commercial real estate	55,487	39,053
Residential mortgages	115,845	76,493
Credit card	26,295	22,500
Other retail	54,896	61,959
Total loans	388,213	312,028
Less allowance for loan losses	(6,936)	(5,724)
Net loans	381,277	306,304
Premises and equipment	3,858	3,305
Goodwill	12,373	10,262
Other intangible assets	7,155	3,738
Other assets	52,750	38,174
Total assets	$674,805	$573,284

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$137,743	$134,901
Interest-bearing	387,233	321,182
Total deposits	524,976	456,083
Short-term borrowings	31,216	11,796
Long-term debt	39,829	32,125
Other liabilities	27,552	17,893
Total liabilities	623,573	517,897
Shareholders’ equity
Preferred stock	6,808	6,371
Common stock	21	21
Capital surplus	8,712	8,539
Retained earnings	71,901	69,201
Less treasury stock	(25,269)	(27,271)
Accumulated other comprehensive income (loss)	(11,407)	(1,943)
Total U.S. Bancorp shareholders’ equity	50,766	54,918
Noncontrolling interests	466	469
Total equity	51,232	55,387
Total liabilities and equity	$674,805	$573,284

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Total equity	$51,232	$47,978	$49,069	$51,668	$55,387
Preferred stock	(6,808)	(6,808)	(6,808)	(6,808)	(6,371)
Noncontrolling interests	(466)	(465)	(464)	(468)	(469)
Goodwill (net of deferred tax liability) (1)	(11,395)	(9,165)	(9,204)	(9,304)	(9,323)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,792)	(735)	(780)	(762)	(785)
Tangible common equity (a)	29,771	30,805	31,813	34,326	38,439

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	41,560	44,094	42,944	41,950	41,701
Adjustments (2)	(1,299)	(1,300)	(1,300)	(1,298)	(1,733)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (b)	40,261	42,794	41,644	40,652	39,968

Total assets	674,805	600,973	591,381	586,517	573,284
Goodwill (net of deferred tax liability) (1)	(11,395)	(9,165)	(9,204)	(9,304)	(9,323)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,792)	(735)	(780)	(762)	(785)
Tangible assets (c)	660,618	591,073	581,397	576,451	563,176

Risk-weighted assets, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation (d)	496,500 *	456,928	441,804	427,174	418,571
Adjustments (3)	(620)*	(337)	(317)	(351)	(357)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	495,880 *	456,591	441,487	426,823	418,214

Ratios*
Tangible common equity to tangible assets (a)/(c)	4.5%	5.2%	5.5%	6.0%	6.8%
Tangible common equity to risk-weighted assets (a)/(d)	6.0	6.7	7.2	8.0	9.2
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	8.1	9.4	9.4	9.5	9.6

	Three Months Ended

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Net income applicable to U.S. Bancorp common shareholders	$853	$1,718	$1,464	$1,466	$1,582
Intangibles amortization (net-of-tax)	67	34	32	37	32
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	920	1,752	1,496	1,503	1,614
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	3,650	6,951	6,000	6,096	6,403

Average total equity	49,731	50,284	49,633	53,934	55,875
Average preferred stock	(6,808)	(6,808)	(6,808)	(6,619)	(6,865)
Average noncontrolling interests	(466)	(464)	(467)	(468)	(633)
Average goodwill (net of deferred tax liability) (1)	(9,202)	(9,192)	(9,246)	(9,320)	(9,115)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,637)	(758)	(783)	(779)	(656)
Average tangible common equity (g)	31,618	33,062	32,329	36,748	38,606

Return on tangible common equity (f)/(g)	11.5%	21.0%	18.6%	16.6%	16.6%

Net interest income	$4,293	$3,827	$3,435	$3,173	$3,123
Taxable-equivalent adjustment (4)	32	30	29	27	27
Net interest income, on a taxable-equivalent basis	4,325	3,857	3,464	3,200	3,150

Net interest income, on a taxable-equivalent basis
(as calculated above)	4,325	3,857	3,464	3,200	3,150
Noninterest income	2,043	2,469	2,548	2,396	2,534
Less: Securities gains (losses), net	(18)	1	19	18	15
Total net revenue, excluding net securities gains (losses) (h)	6,386	6,325	5,993	5,578	5,669

Noninterest expense (i)	4,043	3,637	3,724	3,502	3,533
Less: Intangibles amortization	85	43	40	47	40
Noninterest expense, excluding intangibles amortization (j)	3,958	3,594	3,684	3,455	3,493

Efficiency ratio (i)/(h)	63.3%	57.5%	62.1%	62.8%	62.3%
Tangible efficiency ratio (j)/(h)	62.0	56.8	61.5	61.9	61.6
*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)	Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended
(Dollars in Millions, Unaudited)	December 31, 2022	September 30, 2022
Net income attributable to U.S. Bancorp	$925	$1,812
Less: Notable items (1)	(952)	(33)
Net income attributable to U.S. Bancorp, excluding notable items	1,877	1,845
Annualized net income attributable to U.S. Bancorp, excluding notable items (a)	7,447	7,320
Average assets (b)	622,064	588,764
Return on average assets, excluding notable items (a)/(b)	1.20%	1.24%

Net income applicable to U.S. Bancorp common shareholders	$853	$1,718
Less: Notable items, including the impact of earnings allocated to participating stock awards (1)	(948)	(33)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items	1,801	1,751
Annualized net income applicable to U.S. Bancorp common shareholders, excluding notable items (c)	7,145	6,947
Average common equity (d)	42,457	43,012
Return on average common equity, excluding notable items (c)/(d)	16.8%	16.2%
Net interest income	$4,293	$3,827
Taxable-equivalent adjustment (2)	32	30
Net interest income, on a taxable-equivalent basis	4,325	3,857
Net interest income, on a taxable-equivalent basis (as calculated above)	4,325	3,857

Noninterest income	2,043	2,469
Less: Securities gains (losses), net	(18)	1
Total net revenue, excluding net securities gains (losses)	6,386	6,325
Less: Notable items (1)	(399)	--
Less: Securities (gains) losses, net included in notable items	18	--
Total net revenue, excluding net securities gains (losses) and notable items (e)	6,767	6,325

Noninterest expense	4,043	3,637
Less: Notable items (1)	90	42
Noninterest expense, excluding notable items (f)	3,953	3,595
Less: Intangibles amortization	85	43
Noninterest expense, excluding notable items and intangible amortization (g)	3,868	3,552
Efficiency ratio, excluding notable items (f)/(e)	58.4%	56.8%
Tangible efficiency ratio, excluding notable items (g)/(e)	57.2%	56.2%

Net income applicable to U.S. Bancorp common shareholders, excluding notable items (as calculated above) (h)	$1,801	$1,751
Average diluted common shares outstanding (i)	1,501	1,486
Diluted earnings per common share, excluding notable items (h)/(i)	$1.20	$1.18
(1)	Notable items for the three months ended December 31, 2022 include the following:
-	$399 million ($297 million net-of-tax) of losses primarily related to interest rate hedging positions entered into after regulatory approval was obtained to manage the impact of interest rate volatility on capital prior to closing the MUFG Union Bank acquisition.
-	$90 million ($67 million net-of-tax) of merger and integration charges.
-	$791 million ($588 million net-of-tax) of provision for credit losses related to initially providing for acquired loans as well as charges related to the securitization of indirect automobile loans to optimize the balance sheet capital management.

Notable items for the three months ended September 30, 2022 included $42 million ($33 million net-of-tax) of merger and integration charges.

(2)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
(Dollars in Millions, Unaudited)	Three Months Ended December 31, 2022
Net income applicable to U.S. Bancorp common shareholders	$853
Intangibles amortization (net-of-tax)	67
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	920
Less: Notable items, including the impact of earnings allocated to participating stock awards (1)	(948)
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization and notable items	1,868
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization and notable items (a)	7,411

Average total equity	49,731
Average preferred stock	(6,808)
Average noncontrolling interests	(466)
Average goodwill (net of deferred tax liability) (2)	(9,202)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,637)
Average tangible common equity (b)	31,618
Return on tangible common equity, excluding notable items (a)/(b)	23.4%
Net charge-offs	$578
Less: Notable items (3)	368
Net charge-offs, excluding notable items	210
Annualized net charge-offs, excluding notable items (c)	833
Average loan balances (d)	359,811
Net charge-off ratio, excluding notable items (c)/(d)	.23%
Income before taxes	$1,101
Taxable-equivalent adjustment (4)	32
Less: Notable items (1)	(1,280)
Income before taxes (taxable-equivalent basis), excluding notable items (e)	2,413
Income taxes	171
Taxable-equivalent adjustment (4)	32
Less: Notable items (1)	(328)
Income taxes and taxable-equivalent adjustment, excluding notable items (f)	531
Income tax rate (taxable-equivalent basis), excluding notable items (f)/(e)	22.0%
(1)	Notable items for the three months ended December 31, 2022 include the following:
-	$399 million ($297 million net-of-tax) of losses primarily related to interest rate hedging positions entered into after regulatory approval was obtained to manage the impact of interest rate volatility on capital prior to closing the MUFG Union Bank acquisition.
-	$90 million ($67 million net-of-tax) of merger and integration charges.
-	$791 million ($588 million net-of-tax) of provision for credit losses related to initially providing for acquired loans as well as charges related to the securitization of indirect automobile loans to optimize the balance sheet capital management.
(2)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(3)

Notable items for the three months ended December 31, 2022 included net charge-offs of $179 million, reflecting uncollectible acquired loans previously charged-off and acquisition alignment, and $189 million loss on balance sheet optimization.

(4)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Year Ended
(Dollars in Millions, Unaudited)	December 31, 2022	December 31, 2021	Percent Change
Net income applicable to U.S. Bancorp common shareholders	$5,501	$7,605
Intangibles amortization (net-of-tax)	170	126
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization (a)	5,671	7,731

Average total equity	50,882	54,442
Average preferred stock	(6,761)	(6,255)
Average noncontrolling interests	(466)	(632)
Average goodwill (net of deferred tax liability) (1)	(9,240)	(9,037)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(991)	(650)
Average tangible common equity (b)	33,424	37,868

Return on tangible common equity (a)/(b)	17.0%	20.4%

Net interest income	$14,728	$12,494
Taxable-equivalent adjustment (2)	118	106
Net interest income, on a taxable-equivalent basis	14,846	12,600

Net interest income, on a taxable-equivalent basis (as calculated above)	14,846	12,600
Noninterest income	9,456	10,227
Less: Securities gains (losses), net	20	103
Total net revenue, excluding net securities gains (losses) (c)	24,282	22,724

Noninterest expense (d)	14,906	13,728
Less: Intangibles amortization	215	159
Noninterest expense, excluding intangibles amortization (e)	14,691	13,569

Efficiency ratio (d)/(c)	61.4%	60.4%
Tangible efficiency ratio (e)/(c)	60.5%	59.7%

Net interest income, on a taxable-equivalent basis (as calculated above)	$14,846	$12,600

Noninterest income	9,456	10,227
Total net revenue	24,302	22,827	6.5	%(f)
Less: MUFG Union Bank net revenue	302	--
Less: Notable items (3)	(399)	--
Total net revenue, excluding MUFG Union Bank and notable items	24,399	22,827	6.9	%(g)

Noninterest expense	14,906	13,728	8.6	%(h)
Less: MUFG Union Bank noninterest expense	221	--
Less: Notable items (3)	329	--
Total noninterest expense, excluding MUFG Union Bank and notable items	14,356	13,728	4.6	%(i)

Operating leverage (f) - (h)	(2.1)%
Operating leverage, excluding MUFG Union Bank and notable items (g) - (i)	2.3%

Net income applicable to U.S. Bancorp common shareholders	$5,501
Less: Notable items, including the impact of earnings allocated to participating stock awards (3)	(1,134)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (j)	6,635

Average diluted common shares outstanding (k)	1,490
Diluted earnings per common share, excluding notable items (j)/(k)	$4.45
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.
(3)	Notable items for the year ended December 31, 2022 include the following:
-	$399 million ($297 million net-of-tax) of losses primarily related to interest rate hedging positions entered into after regulatory approval was obtained to manage the impact of interest rate volatility on capital prior to closing the MUFG Union Bank acquisition.
-	$329 million ($253 million net-of-tax) of merger and integration charges.
-	$791 million ($588 million net-of-tax) of provision for credit losses related to initially providing for acquired loans as well as charges related to the securitization of indirect automobile loans to optimize the balance sheet capital management.

LINE OF BUSINESS FINANCIAL PERFORMANCE						Preliminary data
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Line	4Q 2022	3Q 2022	4Q 2021	4Q22 vs 3Q22	4Q22 vs 4Q21	Full Year 2022	Full Year 2021	Percent Change
Corporate and Commercial Banking	$542	$504	$308	7.5	76.0	$1,841	$1,564	17.7
Consumer and Business Banking	462	460	481	.4	(4.0)	1,806	2,357	(23.4)
Wealth Management and Investment Services	395	397	205	(.5)	92.7	1,313	842	55.9
Payment Services	229	330	367	(30.6)	(37.6)	1,324	1,704	(22.3)
Treasury and Corporate Support	(703)	121	312	nm	nm	(459)	1,496	nm

Consolidated Company	$925	$1,812	$1,673	(49.0)	(44.7)	$5,825	$7,963	(26.8)

	Income Before Provision and Taxes			Percent Change		Income Before Provision and Taxes
	4Q 2022	3Q 2022	4Q 2021	4Q22 vs 3Q22	4Q22 vs 4Q21	Full Year 2022	Full Year 2021	Percent Change
Corporate and Commercial Banking	$701	$740	$509	(5.3)	37.7	$2,604	$2,151	21.1
Consumer and Business Banking	831	654	640	27.1	29.8	2,636	3,006	(12.3)
Wealth Management and Investment Services	529	533	278	(.8)	90.3	1,760	1,130	55.8
Payment Services	649	725	622	(10.5)	4.3	2,746	2,621	4.8
Treasury and Corporate Support	(385)	37	102	nm	nm	(350)	191	nm
Consolidated Company	$2,325	$2,689	$2,151	(13.5)	8.1	$9,396	$9,099	3.3

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2022, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING	Preliminary data

($ in millions)				Percent Change
	4Q 2022	3Q 2022	4Q 2021	4Q22 vs 3Q22	4Q22 vs 4Q21	Full Year 2022	Full Year 2021	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$986	$938	$694	5.1	42.1	$3,468	$2,853	21.6
Noninterest income	235	255	251	(7.8)	(6.4)	1,008	1,039	(3.0)
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,221	1,193	945	2.3	29.2	4,476	3,892	15.0
Noninterest expense	510	453	436	12.6	17.0	1,862	1,741	7.0
Other intangibles	10	--	--	nm	nm	10	--	nm
Total noninterest expense	520	453	436	14.8	19.3	1,872	1,741	7.5
Income before provision and taxes	701	740	509	(5.3)	37.7	2,604	2,151	21.1
Provision for credit losses	(22)	68	98	nm	nm	149	65	nm
Income before income taxes	723	672	411	7.6	75.9	2,455	2,086	17.7
Income taxes and taxable-equivalent adjustment	181	168	103	7.7	75.7	614	522	17.6
Net income	542	504	308	7.5	76.0	1,841	1,564	17.7
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$542	$504	$308	7.5	76.0	$1,841	$1,564	17.7

Average Balance Sheet Data
Loans	$140,713	$131,578	$106,491	6.9	32.1	$127,916	$103,404	23.7
Other earning assets	4,786	4,506	4,690	6.2	2.0	4,532	4,537	(.1)
Goodwill	1,922	1,912	1,912	.5	.5	1,915	1,715	11.7
Other intangible assets	215	3	4	nm	nm	57	5	nm
Assets	159,802	147,635	118,274	8.2	35.1	143,370	115,423	24.2

Noninterest-bearing deposits	54,591	53,280	66,292	2.5	(17.7)	57,451	61,991	(7.3)
Interest-bearing deposits	107,317	100,407	75,621	6.9	41.9	97,169	71,711	35.5
Total deposits	161,908	153,687	141,913	5.3	14.1	154,620	133,702	15.6

Total U.S. Bancorp shareholders’ equity	15,267	14,607	13,685	4.5	11.6	14,403	13,906	3.6

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking generated $701 million of income before provision and taxes in the fourth quarter of 2022, compared with $509 million in the fourth quarter of 2021, and contributed $542 million of the Company’s net income in the fourth quarter of 2022. The provision for credit losses decreased $120 million compared with the fourth quarter of 2021 primarily due to slower legacy Company loan balance growth in the current year quarter, partially offset by the impact of the MUFG Union Bank acquisition. Total net revenue was $276 million (29.2 percent) higher due to an increase of $292 million (42.1 percent) in net interest income, partially offset by a decrease of $16 million (6.4 percent) in total noninterest income. Net interest income increased primarily due to higher loan balances and the impact of higher rates on the margin benefit from deposits, partially offset by lower spreads on loans and lower noninterest-bearing deposits. Total noninterest income decreased primarily due to lower commercial products revenue due to lower capital markets revenue net of higher trading revenue as well as lower service charges driven by higher earnings credits. Total noninterest expense increased $84 million (19.3 percent) compared with a year ago primarily due to higher FDIC insurance expense and higher net shared services expense driven by investment in support of business growth and the impacts of the MUFG Union Bank acquisition including intangible amortization driven by the core deposit intangible.

        3

CONSUMER AND BUSINESS BANKING				Preliminary data
($ in millions)				Percent Change
	4Q 2022	3Q 2022	4Q 2021	4Q22 vs 3Q22	4Q22 vs 4Q21	Full Year 2022	Full Year 2021	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$2,072	$1,724	$1,504	20.2	37.8	$6,904	$6,085	13.5
Noninterest income	364	337	581	8.0	(37.3)	1,556	2,496	(37.7)
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	2,436	2,061	2,085	18.2	16.8	8,460	8,581	(1.4)
Noninterest expense	1,573	1,404	1,442	12.0	9.1	5,783	5,563	4.0
Other intangibles	32	3	3	nm	nm	41	12	nm
Total noninterest expense	1,605	1,407	1,445	14.1	11.1	5,824	5,575	4.5
Income before provision and taxes	831	654	640	27.1	29.8	2,636	3,006	(12.3)
Provision for credit losses	215	40	(1)	nm	nm	228	(136)	nm
Income before income taxes	616	614	641	.3	(3.9)	2,408	3,142	(23.4)
Income taxes and taxable-equivalent adjustment	154	154	160	--	(3.8)	602	785	(23.3)
Net income	462	460	481	.4	(4.0)	1,806	2,357	(23.4)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$462	$460	$481	.4	(4.0)	$1,806	$2,357	(23.4)

Average Balance Sheet Data
Loans	$155,173	$143,022	$140,630	8.5	10.3	$145,079	$140,890	3.0
Other earning assets	2,485	3,043	6,570	(18.3)	(62.2)	3,117	8,093	(61.5)
Goodwill	3,255	3,241	3,262	.4	(.2)	3,249	3,429	(5.2)
Other intangible assets	4,584	3,726	2,966	23.0	54.6	3,785	2,761	37.1
Assets	170,688	158,475	159,333	7.7	7.1	160,713	161,385	(.4)

Noninterest-bearing deposits	35,708	31,193	33,360	14.5	7.0	32,256	33,063	(2.4)
Interest-bearing deposits	171,258	166,223	162,132	3.0	5.6	167,938	157,592	6.6
Total deposits	206,966	197,416	195,492	4.8	5.9	200,194	190,655	5.0

Total U.S. Bancorp shareholders’ equity	13,105	12,468	12,212	5.1	7.3	12,550	12,319	1.9

Consumer and Business Banking comprises consumer banking, small business banking and consumer lending. Products and services are delivered through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing, mobile devices, distributed mortgage loan officers, and intermediary relationships including auto dealerships, mortgage banks, and strategic business partners.

Consumer and Business Banking generated $831 million of income before provision and taxes in the fourth quarter of 2022, compared with $640 million in the fourth quarter of 2021, and contributed $462 million of the Company’s net income in the fourth quarter of 2022. The provision for credit losses increased $216 million compared with prior year due to the impacts of balance sheet optimization and more favorable credit trends in the prior year quarter. Total net revenue was higher by $351 million (16.8 percent) due to an increase of $568 million (37.8 percent) in net interest income, partially offset by a decrease in total noninterest income of $217 million (37.3 percent). Net interest income reflected the favorable impact of higher rates on the margin benefit from deposits, partially offset by lower spreads on loans and lower loan fees. Total noninterest income decreased primarily due to lower mortgage banking revenue reflecting lower application volume, lower related gain on sale margins and fewer sales of loans. Noninterest income was also adversely impacted by lower residual gains on vehicle sales and the impact of pricing changes on deposit service charges. Total noninterest expense increased $160 million (11.1 percent) due to increases in net shared services expense due to investments in digital capabilities and the impact of the MUFG Union Bank acquisition, including intangible amortization driven by the core deposit intangible, as well as lower capitalized loan costs driven by lower mortgage production, partially offset by lower compensation expense and related loan expenses due to lower mortgage production.

        4

WEALTH MANAGEMENT AND INVESTMENT SERVICES	Preliminary data

($ in millions)				Percent Change
	4Q 2022	3Q 2022	4Q 2021	4Q22 vs 3Q22	4Q22 vs 4Q21	Full Year 2022	Full Year 2021	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$522	$475	$250	9.9	nm	$1,624	$1,002	62.1
Noninterest income	654	651	583	.5	12.2	2,553	2,222	14.9
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,176	1,126	833	4.4	41.2	4,177	3,224	29.6
Noninterest expense	639	587	551	8.9	16.0	2,390	2,079	15.0
Other intangibles	8	6	4	33.3	nm	27	15	80.0
Total noninterest expense	647	593	555	9.1	16.6	2,417	2,094	15.4
Income before provision and taxes	529	533	278	(.8)	90.3	1,760	1,130	55.8
Provision for credit losses	2	3	5	(33.3)	(60.0)	9	7	28.6
Income before income taxes	527	530	273	(.6)	93.0	1,751	1,123	55.9
Income taxes and taxable-equivalent adjustment	132	133	68	(.8)	94.1	438	281	55.9
Net income	395	397	205	(.5)	92.7	1,313	842	55.9
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$395	$397	$205	(.5)	92.7	$1,313	$842	55.9

Average Balance Sheet Data
Loans	$23,705	$22,871	$19,620	3.6	20.8	$22,410	$18,095	23.8
Other earning assets	334	249	229	34.1	45.9	273	242	12.8
Goodwill	1,701	1,700	1,656	.1	2.7	1,720	1,628	5.7
Other intangible assets	356	311	130	14.5	nm	308	84	nm
Assets	27,436	26,439	22,970	3.8	19.4	26,036	21,303	22.2

Noninterest-bearing deposits	22,594	23,851	29,314	(5.3)	(22.9)	24,721	24,663	.2
Interest-bearing deposits	78,236	73,229	74,620	6.8	4.8	73,461	76,000	(3.3)
Total deposits	100,830	97,080	103,934	3.9	(3.0)	98,182	100,663	(2.5)

Total U.S. Bancorp shareholders’ equity	3,759	3,726	3,318	.9	13.3	3,675	3,154	16.5

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services generated $529 million of income before provision and taxes in the fourth quarter of 2022, compared with $278 million in the fourth quarter of 2021, and contributed $395 million of the Company’s net income in the fourth quarter of 2022. The provision for credit losses decreased slightly compared with the prior year quarter. Total net revenue increased $343 million (41.2 percent) year-over-year reflecting an increase of $272 million in net interest income and $71 million (12.2 percent) in total noninterest income. Net interest income increased primarily due to the favorable impact of higher rates on the margin benefit from deposits. Total noninterest income increased primarily driven by higher trust and investment management fees reflecting lower money market fund fee waivers and the impact of the PFM acquisition, partially offset by the impact of unfavorable market conditions. Total noninterest expense increased $92 million (16.6 percent) compared with the fourth quarter of 2021 reflecting increasing compensation costs, higher net shared services expense driven by investment in support of business growth and the impact of the MUFG Union Bank acquisition. Compensation expense increased as a result of merit, the PFM acquisition in late 2021, and core business growth.

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PAYMENT SERVICES	Preliminary data

($ in millions)				Percent Change
	4Q 2022	3Q 2022	4Q 2021	4Q22 vs 3Q22	4Q22 vs 4Q21	Full Year 2022	Full Year 2021	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$631	$627	$617	.6	2.3	$2,498	$2,457	1.7
Noninterest income	952	995	906	(4.3)	5.1	3,799	3,550	7.0
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,583	1,622	1,523	(2.4)	3.9	6,297	6,007	4.8
Noninterest expense	900	863	868	4.3	3.7	3,415	3,254	4.9
Other intangibles	34	34	33	--	3.0	136	132	3.0
Total noninterest expense	934	897	901	4.1	3.7	3,551	3,386	4.9
Income before provision and taxes	649	725	622	(10.5)	4.3	2,746	2,621	4.8
Provision for credit losses	344	285	133	20.7	nm	980	349	nm
Income before income taxes	305	440	489	(30.7)	(37.6)	1,766	2,272	(22.3)
Income taxes and taxable-equivalent adjustment	76	110	122	(30.9)	(37.7)	442	568	(22.2)
Net income	229	330	367	(30.6)	(37.6)	1,324	1,704	(22.3)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$229	$330	$367	(30.6)	(37.6)	$1,324	$1,704	(22.3)

Average Balance Sheet Data
Loans	$37,023	$35,819	$32,351	3.4	14.4	$34,627	$30,856	12.2
Other earning assets	110	392	356	(71.9)	(69.1)	634	93	nm
Goodwill	3,284	3,292	3,219	(.2)	2.0	3,305	3,184	3.8
Other intangible assets	387	405	473	(4.4)	(18.2)	423	507	(16.6)
Assets	42,699	42,090	38,280	1.4	11.5	41,109	36,549	12.5

Noninterest-bearing deposits	3,265	3,312	4,247	(1.4)	(23.1)	3,410	4,861	(29.8)
Interest-bearing deposits	152	171	155	(11.1)	(1.9)	162	145	11.7
Total deposits	3,417	3,483	4,402	(1.9)	(22.4)	3,572	5,006	(28.6)

Total U.S. Bancorp shareholders’ equity	8,544	8,257	7,936	3.5	7.7	8,235	7,642	7.8

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services generated $649 million of income before provision and taxes in the fourth quarter of 2022, compared with $622 million in the fourth quarter of 2021, and contributed $229 million of the Company’s net income in the fourth quarter of 2022. The provision for credit losses increased $211 million from a year ago primarily due to the impacts of increasing delinquency rates, along with stronger growth in loan balances. Total net revenue increased $60 million (3.9 percent) due to higher net interest income of $14 million (2.3 percent) and higher total noninterest income of $46 million (5.1 percent). Net interest income increased primarily due to higher loan yields driven by higher interest rates net of lower customer revolve rates, higher loan balances, and loan fees, mostly offset by higher funding costs. Total noninterest income increased year-over-year mainly due to continued strengthening of consumer and business spending across most sectors. As a result, there was strong growth in corporate payment products revenue driven by improving business spending across all product groups. In addition, merchant processing services revenue increased due to higher sales volume and higher merchant fees, partially offset by the impact of foreign currency rate changes in Europe. Total noninterest expense increased $33 million (3.7 percent) reflecting higher net shared services expense driven by investment in infrastructure and technology development, in addition to higher compensation expense due to merit and core business growth.

        6

TREASURY AND CORPORATE SUPPORT	Preliminary data

($ in millions)				Percent Change
	4Q 2022	3Q 2022	4Q 2021	4Q22 vs 3Q22	4Q22 vs 4Q21	Full Year 2022	Full Year 2021	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$114	$93	$85	22.6	34.1	$352	$203	73.4
Noninterest income	(144)	230	198	nm	nm	520	817	(36.4)
Securities gains (losses), net	(18)	1	15	nm	nm	20	103	(80.6)
Total net revenue	(48)	324	298	nm	nm	892	1,123	(20.6)
Noninterest expense	336	287	196	17.1	71.4	1,241	932	33.2
Other intangibles	1	--	--	nm	nm	1	--	nm
Total noninterest expense	337	287	196	17.4	71.9	1,242	932	33.3
Income (loss) before provision and taxes	(385)	37	102	nm	nm	(350)	191	nm
Provision for credit losses	653	(34)	(248)	nm	nm	611	(1,458)	nm
Income (loss) before income taxes	(1,038)	71	350	nm	nm	(961)	1,649	nm
Income taxes and taxable-equivalent adjustment	(340)	(54)	33	nm	nm	(515)	131	nm
Net income (loss)	(698)	125	317	nm	nm	(446)	1,518	nm
Net (income) loss attributable to noncontrolling interests	(5)	(4)	(5)	(25.0)	--	(13)	(22)	40.9
Net income (loss) attributable to U.S. Bancorp	$(703)	$121	$312	nm	nm	$(459)	$1,496	nm

Average Balance Sheet Data
Loans	$3,197	$3,488	$3,663	(8.3)	(12.7)	$3,541	$3,720	(4.8)
Other earning assets	205,152	196,698	207,935	4.3	(1.3)	203,214	196,211	3.6
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	18	--	--	nm	nm	4	--	nm
Assets	221,439	214,125	233,502	3.4	(5.2)	220,921	221,872	(.4)

Noninterest-bearing deposits	2,754	2,408	2,723	14.4	1.1	2,556	2,626	(2.7)
Interest-bearing deposits	5,959	2,695	1,374	nm	nm	3,260	1,629	nm
Total deposits	8,713	5,103	4,097	70.7	nm	5,816	4,255	36.7

Total U.S. Bancorp shareholders’ equity	8,590	10,762	18,091	(20.2)	(52.5)	11,553	16,789	(31.2)

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support generated a $385 million loss before provision and taxes in the fourth quarter of 2022, compared with $102 million of income before provision and taxes in the fourth quarter of 2021, and recorded a net loss of $703 million in the fourth quarter of 2022. The provision for credit losses increased $901 million primarily due to the initial provision for credit losses recorded in the fourth quarter of 2022 related to the MUFG Union Bank acquisition as well as continued economic uncertainty in the current quarter relative to the reduction in the allowance for credit losses associated with improving economic conditions in the fourth quarter of 2021. Total net revenue was lower by $346 million due to a decrease of $375 million in total noninterest income, partially offset by an increase of $29 million (34.1 percent) in net interest income. Net interest income increased primarily due to the acquisition of MUFG Union Bank, partially offset by higher funding costs. The decrease in total noninterest income was primarily due to the impacts of balance sheet optimization associated with the acquisition of MUFG Union Bank. Total noninterest expense increased $141 million (71.9 percent) primarily due to merger and integration-related charges related to the acquisition of MUFG Union Bank, other accrued liabilities, and higher compensation expense reflecting merit, hiring to support business growth, core business growth and higher production incentives, partially offset by lower net shared services costs. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.

        7